Exhibit 10.12

SUBORDINATED INSTALLMENT PROMISSORY NOTE

Cranford, New Jersey

Dated: August 10, 2005

FOR VALUE RECEIVED, THE NEWARK GROUP, INC. (“Maker”) promises to pay to the order of FREDERICK G. VON ZUBEN (“Payee”) the sum of Seven Million Eighty Seven Thousand Five Hundred Dollars ($7,087,500) with the principal balance being due in forty (40) equal principal and consecutive quarterly installments, together with interest as calculated pursuant to Section 1 below, commencing on October 1, 2005 and continuing thereafter on the first day of the months of January, April, July and October, subject to the following additional terms and conditions:

1. Interest.—Maker promises to pay interest to Payee at the per annum rate of the prime rate of interest as in effect from time to time as published in the “Money Rates” column of The Wall Street Journal on the unpaid balance of the principal sum of each quarterly principal installment payment date.

2. Place of Payment.—All payment of principal and interest owing hereon shall be payable at the principal office of Maker, 20 Jackson Drive, Cranford, New Jersey, or by check mailed to the address designated by Payee by written notice to Maker or, if so requested by Payee, by wire transfer to an account designated by Payee to Maker in writing from time to time.

3. Optional Prepayment.—Maker shall have the right to prepay one or more of the installment payments in the inverse order of their maturities with interest to the date of prepayment, without penalty and without liability for interest after the date of prepayment with respect to the amount prepaid, except that no such prepayment shall be made without the Payee’s consent during the taxable year of the Payee within which this Note is delivered to the Payee.

4. Subordination.—Payee agrees, by his acceptance of this Note, that the payment of principal and interest hereon is subject to the prior payment of all indebtedness or obligations now owing or hereafter incurred by Maker or any of its present or future subsidiaries to banking institutions, life insurance companies, similar financial institutions, and subsidiaries or affiliates of the foregoing, and to Robert B. Lewis and Margaret McEwan Lewis (hereinafter called “Senior Indebtedness”), as follows:

4.1 No amount shall be paid by Maker, and Payee shall not receive or accept any amount in respect of the principal of, or interest on, this Note unless and until such Senior Indebtedness shall have been paid in full—

4.1-1 if the making of any such payment on this Note would constitute an event of default with respect to such Senior Indebtedness, or

4.1-2 during the continuance of any default in the payment of principal (whether at the expressed maturity thereof or upon acceleration) or interest on any Senior Indebtedness or any other default in the performance of any term or condition contained in an agreement under which any Senior Indebtedness is created or issued if the effect of such default is to cause, or permit the holder of such Senior Indebtedness to cause, such Senior Indebtedness to become due prior to its stated maturity.

If Payee shall receive any payment of principal or interest on this Note which, under the provisions of this Section 4.1, he is not entitled to receive, Payee will hold such payment in trust for the holders of Senior Indebtedness and will, upon demand, forthwith turn over such payment to said holders, ratably according to the aggregate amount remaining unpaid on account of the principal, premium and interest on Senior Indebtedness owed by each such holder.

4.2 In the event of a distribution of assets of Maker pursuant to any dissolution, winding up, liquidation, or reorganization of Maker, whether in bankruptcy, insolvency, or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of Maker, or otherwise—

4.2-1 the holders of all Senior Indebtedness shall first be entitled to receive payment in full of the principal, premium and interest thereon, before Payee shall be entitled to receive any payment of principal or interest on this Note;

4.2-2 any payment or distribution of assets of Maker of any kind or character (other than the shares of stock of Maker, as reorganized or readjusted, or securities of Maker or any other corporation provided for by a plan of reorganization or adjustment the payment of which is subordinate to the payment of all Senior Indebtedness which may be outstanding at such time) to which Payee would be entitled except for the provisions of Section 4.2-1 shall be paid by the liquidating trustee, or agent, or other person making such payment or distribution directly to the holders of Senior Indebtedness, ratably according to the aggregate amounts remaining unpaid on account of the principal, premium and interest on Senior Indebtedness held by each such holder, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid; and

4.2-3 in the event that, notwithstanding the foregoing, any payment or distribution of assets of Maker, of any kind or character (other than shares of stock of Maker as reorganized or readjusted, or securities of Maker or any other corporation provided for by a plan of reorganization or readjustment of all Senior Indebtedness which may be outstanding at such time) shall be received by Payee before all Senior Indebtedness is paid in full, Payee will hold such payment or distribution in trust for the holders of Senior Indebtedness and will, upon demand, forthwith turn over such payment or distribution to said holders, ratably according to the aggregate amounts remaining unpaid on account of the principal, premium and interest on Senior Indebtedness held by each such holder.

4.3 Payee further agrees, by acceptance of this Note, to execute upon request of one or more holders of Senior Indebtedness, an agreement with such holder or holders containing the subordination provisions herein contained. In the event that Payee shall fail to take such action upon request, any officer of Maker may, as attorney-in-fact for Payee, execute such subordination agreement on behalf of Payee.

4.4 Payee further agrees, by acceptance of this Note, that the holders of Senior Indebtedness may, without the consent of or notice to Payee, without incurring any responsibility to Payee and without impairing or releasing the obligations of Payee—

4.4-1 change the manner, place or terms of payment, or change or extend the time of payment of, or renew or alter Senior Indebtedness;

4.4-2 sell, exchange, release, or otherwise deal with any property by whomsoever at any time pledged or mortgaged to secure Senior Indebtedness;

4.4-3 release anyone liable in any manner for the payment or collection of Senior Indebtedness;

4.4-4 exercise or refrain from exercising any rights against Maker and others; and

4.4-5 apply any sum by whomsoever paid or however realized to the Senior Indebtedness.

5. Acceleration of Maturity.—Any default for thirty (30) days in the payment of any quarterly installment of interest or principal shall cause all the remaining installments to become immediately due and payable, provided that Payee may not accelerate the due date of this Note unless Maker shall fail to pay such interest or principal within thirty (30) days after Payee shall give written notice of such nonpayment to Maker.

THE NEWARK GROUP, INC.

By:	/s/ ROBERT H. MULLEN
Robert H. Mullen, President